Tuesday July 31, 2007

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: John F. Perotti - Chairman & CEO
860- 435-9801or jp@salisburybank.com

FOR IMMEDIATE RELEASE


SALISBURY BANCORP, INC. ANNOUNCES SECOND QUARTER EARNINGS

Lakeville, Connecticut, July 31, 2007/PRNewswire....Salisbury Bancorp, Inc. (the
"Company"), (AMEX:SAL) the holding company for Salisbury Bank and Trust Company announced today that net income for the second quarter of 2007 totaled $948,723 which represents earnings per average share outstanding of $.56. This compares to net income of $1,005,979 or $.60 per average share outstanding for the second quarter of 2006. For the six months period ended June 30, 2007, net income totaled $1,882,966 or $1.12 per average share outstanding as compared to net income of $2,152,901 or $1.28 per average share outstanding for the same six month period in 2006. Bank Management is encouraged with the continuing progress on development of core business. New business development efforts have resulted in growth of total loans outstanding to $251,486,586. This is an increase of $23,031,766 or 10.08% when compared to the period ending June 30, 2006. The Bank constantly monitors the quality of the loan portfolio to ensure that loan quality will not be sacrificed for growth or otherwise compromise the Company's objectives. At June 30, 2007, non-performing loans totaled .35% of total loans outstanding. Total deposits have increased to $308,552,996 and compares to total deposits of $298,433,710 last year at this time. As of June 30, 2007, the most recent notification from the FDIC categorized the Bank as "well capitalized". Our trust and wealth advisory services division continues to grow as assets under management have resulted in income at June 30th totaling $1,033,000. This is an increase of 10.48% when compared to the corresponding period in 2006. Management remains confident that the Bank is well positioned to meet the goals and objectives that have been established to enhance shareholder value as the Bank moves forward to the challenges of the second half of 2007.

                                                  Quarter Ended               Six Months Ended
                                                     June 30,                    June 30,
                                                2007          2006           2007          2006

Total interest and dividend
   income                                   $ 6,359,528   $ 5,789,165    $12,796,544   $11,249,383
Total interest expense                        2,997,166     2,531,232      6,067,769     4,697,764
Net interest and dividend
  income                                      3,362,362     3,257,933      6,728,775     6,551,619
Trust/Investment services income                503,000       450,000      1,033,000       935,000
Gain(loss) on sales of available-for-sale
   securities, net                               63,283       (13,685)       180,347        60,682
Other noninterest income                        548,731       563,907      1,026,058     1,030,361
Other noninterest expense                     3,304,997     2,991,583      6,624,464     5,828,951
Income before income taxes                    1,172,379     1,266,572      2,343,716     2,748,711
Income tax expense                              223,656       260,593        460,750       595,810
Net income                                  $   948,723   $ 1,005,979    $ 1,882,966   $ 2,152,901

Earnings per average share
   outstanding                              $       .56   $       .60    $      1.12   $      1.28


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

Previously, the Directors of Salisbury Bancorp, Inc. declared a second quarter dividend of $.27 per common share outstanding. This compares to a $.26 per share cash dividend that was declared during the second quarter of 2006. Year-to-date dividends total $.54 per common share outstanding for the year 2007. This compares to total year-to-date dividends of $.52 per common share one year ago.

Salisbury Bancorp, Inc.'s sole subsidiary, Salisbury Bank and Trust Company, is a Connecticut chartered commercial bank. The Company has assets in excess of $440 million and capital in excess of $40 million and serves the communities of northwestern Connecticut and proximate communities in New York and Massachusetts which it has done for approximately 150 years. Salisbury Bank and Trust Company is headquartered in Lakeville, Connecticut and operates full service branches in Canaan, Salisbury and Sharon as well as Lakeville, Connecticut and South Egremont and Sheffield, Massachusetts. Recently the Bank received approval by the appropriate banking regulatory agencies to open its first full service, retail branch in the state of New York. Some of the financial impact of this initiative has been recognized during the first six months of 2007. There will be additional expenses related to the initiative that will impact the second half of 2007 as the transaction is closed. The new branch office is expected to open on August 1, 2007 in Dover Plains, New York. The Bank offers a full complement of consumer and business banking products and services as well as trust and investment services.

Statements contained in this news release contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in the Company's quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission's internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ significantly from results discussed in the forward looking statements.


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